Exhibit 8.1

[Letterhead of King & Spalding LLP]

May 5, 2020

Aaron’s, Inc.
400 Galleria Parkway SE, Suite 300
Atlanta, Georgia 30339-3182

Ladies and Gentlemen:

We have acted as counsel to Aarons, Inc., a Georgia corporation (“Aaron’s”), in connection with the Agreement and Plan of Merger dated as of May 1, 2020 (the “Merger Agreement”), entered into by and among Aaron’s, Aaron’s Holdings Company, Inc., a Georgia corporation (“Holdings”), and Aaron’s Merger Sub, Inc., a Georgia corporation and a direct, wholly owned subsidiary of Holdings (“Merger Sub”), pursuant to which Merger Sub shall be merged with and into Aaron’s with Aaron’s continuing as the surviving corporation (the “Merger”), and Aaron’s shall, on the first business day after the effective time of the Merger, convert to a limited liability company (the “Conversion” and, together with the Merger, the “Holding Company Reorganization”), on the terms and conditions set forth therein.

In rendering our opinion, we have examined such documents as we have deemed appropriate, including (i) the Merger Agreement, (ii) the Registration Statement on Form S-4 (the “Registration Statement”) filed by Holdings with the Securities and Exchange Commission (the “Commission”) on April 13, 2020, and any amendments thereto, and (iii) the representation letter of Aaron’s and Holdings delivered to us for purposes of this opinion (the “Representation Letter”), containing representations about factual matters relating to the Holding Company Reorganization. In addition, we have examined, and have relied as to matters of fact upon, originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents, and other instruments and have made such other inquiries as we have deemed necessary or appropriate to enable us to render the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

We have assumed, with your permission, that (i) the Holding Company Reorganization will be effected in accordance with the Merger Agreement, (ii) the statements concerning the Holding Company Reorganization set forth in the Merger Agreement and the Registration Statement are accurate and complete and will remain accurate and complete at all times up to and including the effective time of the Conversion, (iii) the representations made by Aaron’s and Holdings in the Representation Letter are and will remain accurate and complete at all times up to and including the effective time of the Conversion, and (iv) any representations made in the Merger Agreement or the Representation Letter “to the knowledge of,” or based on the belief of, Aaron’s or Holdings, or that are similarly qualified, are accurate and complete and will remain accurate and complete at all times up to and including the effective time of the Conversion, in each case without such qualification. We also have assumed that the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement.

Aaron’s, Inc.
May 5, 2020

Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein and in the Registration Statement, (i) it is our opinion that for U.S. federal income tax purposes, the Holding Company Reorganization will constitute a “reorganization” within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) we hereby confirm that the discussion contained in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences,” to the extent such discussion relates to matters of U.S. federal income tax law, is our opinion as to the material U.S. federal income tax consequences of the Holding Company Reorganization.

We express no opinion on any issue relating to the tax consequences of the Holding Company Reorganization other than those expressly set forth above. The opinion set forth in this letter is based on relevant current provisions of the Code, and the Treasury Regulations thereunder (including proposed and temporary Treasury Regulations), and interpretations of the foregoing as expressed in court decisions, applicable legislative history, and the administrative rulings and practices of the Internal Revenue Service (the “IRS”), all as of the date hereof and all of which are subject to change (possibly with retroactive effect). Changes in applicable law could adversely affect our opinion. We express no opinion other than as to the federal income tax laws of the United States of America. Our opinion is not binding upon the IRS or the courts, and there is no assurance that the IRS or a court will not take a contrary position.

We are furnishing this opinion solely in connection with the consummation of the Holding Company Reorganization and this opinion is not to be used or relied upon for any other purposes without our express written consent. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments, changes in the federal income tax laws or the application or interpretation thereof, any factual matters arising subsequent to the date hereof or the impact of any information, fact, document, certificate, record, representation, statement, covenant or assumption relied upon herein that becomes incorrect or untrue. Any change in applicable laws or facts and circumstances surrounding the Holding Company Reorganization and related transactions, or any inaccuracy in the information, documents, certificates, records, statements, facts, covenants, assumptions or representations upon which we have relied, may affect the validity of the opinion set forth herein.

Aaron’s, Inc.
May 5, 2020

We hereby consent to the use of our name in the Registration Statement under the heading “—Material U.S. Federal Income Tax Consequences” and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ King & Spalding LLP